Exhibit 5.1

Our ref	YCU/604835-000001/86451124v2

Chagee Holdings Limited

Tower B, Hongqiao Lianhe Building

No. 99 Kaihong Road

Changning District, Shanghai

People's Republic of China

5 June 2026

Dear Sirs

Chagee Holdings Limited

We have acted as Cayman Islands legal advisers to Chagee Holdings Limited (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date, relating to (i) the future issuance and sale by the Company, on a delayed or continuous basis, from time to time in one or more offerings, class A ordinary shares of the Company of a par value of US$0.0001 each (the “Shares”), including in the form of American depositary shares, each representing one Share (the "ADSs") and (ii) the future resale by certain selling shareholders, on a delayed or continuous basis, from time to time in one or more offerings, certain Shares held by them, including in the form of ADSs.

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 12 May 2023 issued by the Registrar of Companies in the Cayman Islands.

1.2	The fourth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 20 March 2025 and effective immediately prior to the completion of the Company’s initial public offering of ADSs representing its Class A Ordinary Shares (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 28 May 2026 (the "Board Resolutions").

1.4	A certificate of good standing dated 29 May 2026, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.5	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

2.4	The Company will have sufficient authorised capital to effect the issue of the Shares at the time of issuance.

2.5	No monies paid to or for the account of the Company in respect of the Shares represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised) respectively).

2.6	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.4 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.7	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$80,000 divided into 800,000,000 ordinary shares of a par value of US$0.0001 each, comprising (a) 700,000,000 Class A ordinary shares of a par value of US$0.0001 each, (b) 80,000,000 Class B ordinary shares of a par value of US$0.0001 each, and (c) 20,000,000 shares of a par value of US$0.0001 each of such class or classes as the board of directors of the Company (the "Board") may determine in accordance with the Memorandum and Articles.

3.3	With respect to the Shares, including those represented by ADSs, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Shares (being not less than the par value of the Shares) has been fully paid in cash or other consideration approved by the Board, the Shares will be duly authorised, validly issued, fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

4.3	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.4	In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Hong Kong) LLP

Director's Certificate

June 1, 2026

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road
Wanchai, Hong Kong

Dear Sirs

Chagee Holdings Limited (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Board Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$80,000 divided into 800,000,000 ordinary shares of a par value of US$0.0001 each, comprising (a) 700,000,000 Class A ordinary shares of a par value of US$0.0001 each, (b) 80,000,000 Class B ordinary shares of a par value of US$0.0001 each, and (c) 20,000,000 shares of a par value of US$0.0001 each of such class or classes as the Board may determine in accordance with the Memorandum and Articles.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

5	The directors of the Company at the date of the Board Resolutions and at the date hereof were and are:

Mian Lu

Dengfeng Yin

Junjie Zhang

Yifan Li

Yi Wang

Taisu Zhang

Yong Zhang

6	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company's property or assets.

8	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Dengfeng Yin
Name:	Dengfeng Yin
Title:	Director